PRESS RELEASE

Enova Announces Expected Earnings for the Third Quarter of 2009
$2.89M in Sales Revenue; 12.3% Gross Margin

TORRANCE, CA, October 30, 2009 – Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a production company in the emerging alternative energy industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems today announced expected net sales and gross margin for the third quarter of 2009.

Enova expects to post third quarter 2009 net sales of approximately $2.89 million with a gross margin of approximately 12.3%.  Comparatively, in the third quarter of 2008, Enova recorded net sales of approximately $160 thousand with a negative gross margin of approximately -57.1%. Enova President and CEO Mike Staran commented, “The delivery of 229 systems in the third quarter of 2009 validates Enova’s position of market leadership. The associated financial results underscore the capability of Enova to generate a sustainable product margin as the first step on the path to profitability.”

Enova continues its growth with its core customers. The company looks to ramp up capacity and resources with the expected customer demands. Organizationally, the company has begun to strengthen its technical resources and has local resources in China to support its customers.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501

Tel: 310-527-2800
Contact: Jarett Fenton CFO/Investor Relations

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2008.